EX-16.2


[Letterhead]
Deloitte & Touche LLP
155 Dasllaire Ave
Rouyn-Noranda QC J9X 4T3
CANADA
(819)-762-5764:Tel
(819) 797-1471:Fax
www.deloitte.ca


August 18, 2004

Mr. Gregory N. Bakeman
Chief Financial Officer
McKenzie Bay International Ltd.
975 Spaulding Avenue
Grand Rapids, MI 49546

Dear Mr. Bakeman:

This is to confirm that the client-auditor relationship between McKenzie Bay International Ltd. (Commission File No. 000-49690) and Deloitte & Touche LLP has ceased.

Your truly,

/s/ Deloitte & Touche LLP
-------------------------
    Deloitte & Touche LLP

cc: Office of the Chief Accountant
    SECPS Letter File
    Securities and Exchange Commission
    Mail Stop 11-3
    450 5th Street, NW
    Washington D.C. 20549

    Mr. Gary Westerholm, Chief Executive Officer
    Mr. Rocco J. Martino, Chairperson of the Audit Committee